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                                                                    Exhibit 10.2

May 29, 1996

Mr. Russ Gerhard

Vice President, Engineering & Development
Genicom
Genicom Drive

Waynesboro, VA 22980

Re: Amendment to Services Agreements December 18, 1995

Dear Russ:

Genicom and ADC recently negotiated special base pricing for the new GM Model 354842AB0000A3GM printer of $2,853.00 for a quantity of 1,000 units. This is net of ECN 96-0104. A condition of this pricing is a guarantee by Genicom of an additional 58,000 hours added to the minimum guarantee of 980,000 man hours.

Paragraphs 2.02 (a) and (c) of the Services Agreement are amended to read:

2.02 (a) During the Minimum Guarantee Period, as defined below, Genicom guarantees that (i) it shall purchase products from ADC at a total price to Genicom of no less than Fifty Four Million ($54,000,000) Dollars and (ii) ADC shall expend no fewer than 1,038,000 man-hours to meet Genicom such production requirements (the "Minimum Guarantee").

         (c) If ADC does not expend 1,038,000 or more man-hours during the Minimum Guarantee Period, Genicom shall pay ADC within thirty (30) days of receipt of an invoice an amount equal to the product of Six ($6.00) Dollars per man-hour (the fixed cost portion of ADC's fully-burdened labor rate) and the difference between 1,038,000 man-hours and actual number of man-hours expended by ADC during the Minimum Guarantee Period.

If you agree with these changes, please have an officer of Genicom sign so that the agreement can be amended.

Sincerely,
/s/William B. McDonough
William B. McDonough

Vice President Southeast Operations

Genicom Corporation                                Atlantic Design Company, Inc.

By: /s/ Russell M. Gerhard                         By: /s/ James N. Chavetta

Its:                                               Its: President

Date: 6/6/96                                       Date: 6/14/96